Exhibit 99.1

Inotek Pharmaceuticals Corporation Reports Third Quarter 2015

Financial Results and Operational Highlights

-Initiated MATrX-1, the First Pivotal Phase 3 Clinical Trial of Trabodenoson, a

Novel Treatment for Glaucoma-

-Completed $79.2 Million Public Offering -

-Expanded Management and Board of Directors with Proven Business Leaders-

-First R&D Day to be held on December 17th, 2015-

Lexington, MA — November 12, 2015 — Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company” or “Inotek”), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today reported financial results and operational highlights for the quarter ended September 30, 2015.

“The third quarter was marked by meaningful regulatory, clinical and financial accomplishments,” commented David P. Southwell, President and Chief Executive Officer of Inotek. “The U.S. Food and Drug Administration’s (the “FDA”) acceptance of our trabodenoson Phase 3 development program in July marked a critical milestone for the company. We are excited to have initiated patient dosing for MATrX-1, the first pivotal Phase 3 trial of trabodenoson in patients with glaucoma.”

“During the quarter, we substantially strengthened our financial position by completing an oversubscribed public equity offering that raised $79.2 million in gross proceeds, including full exercise of underwriters’ overallotment,” added Mr. Southwell. “In addition, we strengthened our leadership team with senior management hires that bring relevant domain expertise, including Dr. Claudine Prowse, Vice President, Strategy, and Dr. Cadmus Rich, Vice President, Medical Affairs and Clinical Development. We also welcomed two recognized industry leaders to our Board of Directors, Dr. Richard Spivey, former SVP of Global Regulatory Affairs at Allergan, and Dr. Gary Phillips, SVP and Chief Strategy Officer of Mallinckrodt joined in October. Finally, we look forward to hosting our first R&D Day on December 17, 2015 in New York City.”

Third Quarter 2015 and Recent Trabodenoson Development Program Highlights:

•	Commenced dosing of patients in MATrX-1, a Phase 3 randomized, double-masked, placebo-controlled trial of trabodenoson in approximately 335 patients diagnosed with primary open-angle glaucoma (“POAG”) or ocular hypertension (“OHT”) in October; and

•	Announced Phase 3 development strategy for trabodenoson, following positive end-of-phase 2 meeting with the FDA.

Third Quarter 2015 and Recent Business Highlights:

•	Raised $79.2 million in gross proceeds from secondary offering of 6.2 million shares of common stock;

•	Reported conversion of $21.0 million of 5.0% convertible senior notes due 2020 into 3.9 million shares of common stock of the Company;

•	Appointed Gary M. Phillips, MD, MBA in October and Dr. Richard Spivey, PharmD, PhD to Inotek’s Board of Directors; and

•	Appointed Claudine Prowse, Ph.D., as Vice President, Strategy and Investor Relations Officer, and Cadmus Collins Rich, M.D., as Vice President, Medical Affairs and Clinical Development.

Upcoming Highlights:

•	Inotek will present at the Ophthalmology Innovations Summit on November 12, 2015, in conjunction with the American Association of Ophthalmology Annual Meeting;

•	Inotek will present at the Piper Jaffray Annual Healthcare Conference on December 2, 2015; and

•	Inotek will host its first annual R&D Day, featuring distinguished guests from the scientific and medical community on December 17, 2015, in New York City.

Third Quarter 2015 Financial Results:

•	Cash and cash equivalents and short-term investments as of September 30, 2015, were $118.4 million;

•	Research and development expenses were $3.6 million for the quarter ended September 30, 2015, compared to $1.2 million for the quarter ended September 30, 2014, and $6.6 million for the nine months ended September 30, 2015, compared to $4.7 million for the nine months ended September 30, 2014;

•	General and administrative expenses were $1.8 million for the quarter ended September 30, 2015, compared to $0.8 million for the quarter ended September 30, 2014, and $5.5 million for the nine months ended September 30, 2015, compared to $1.3 million for the nine months ended September 30, 2014;

•	Loss from operations was $5.4 million for the quarter ended September 30, 2015, compared to a loss of $2.1 million for the quarter ended September 30, 2014, and $12.2 million for the nine months ended September 30, 2015, compared to $6.0 million for the nine months ended September 30, 2014;

•	Net loss was $56.0 million for the quarter ended September 30, 2015, compared to a net loss of $2.4 million for the quarter ended September 30, 2014, and $59.8 million for the nine months ended September 30, 2015, compared to $7.4 million for the nine months ended September 30, 2014;

•	In connection with the full conversion of the 2020 Convertible Notes into common stock in the three months ended September 30, 2015, the Company incurred a noncash charge of $46.6 million and $42.8 million in the three and nine months ended September 30, 2015, respectively, related to marking the 2020 Convertible Notes derivative liability to market value at the time of the conversions; these noncash charges are included in net loss for the three and nine months ended September 30, 2015; and

•	26.4 million shares of common stock were outstanding at September 30, 2015.

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and designed to restore the eye’s natural pressure control mechanism. The development of trabodenoson monotherapy delivered in a once-daily eye drop formulation will be followed by a fixed-dose combination of trabodenoson with latanoprost. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases.

For more information, please visit www.inotekpharma.com

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Pharmaceuticals Corporation

(Unaudited)

(in thousands, except share and per share amounts)

Balance Sheets

	September 30, 2015	December 31, 2014
Cash and cash equivalents and short-term investments	$118,365	$3,618
Other assets	1,759	1,902

Total Assets	$120,124	$5,520

Accounts payable, accrued expenses and other liabilities	$3,649	$2,162
Notes payable	—	5,613
Convertible Bridge Notes	—	1,541
Warrant and Convertible Bridge Notes redemption rights derivative liabilities	—	962

Total liabilities	3,649	10,278
Series AA redeemable convertible preferred stock	—	46,253
Series X redeemable convertible preferred stock	—	548
Stockholders’ equity (deficit)	116,475	(51,559)

Total Liabilities, Redeemable Convertible Preferred
Stock and Stockholders’ Equity (Deficit)	$120,124	$5,520

Statements of Operations

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014
Operating expenses:
Research and development	$(3,612)	$(1,243)	$(6,635)	$(4,655)
General and administrative	(1,825)	(843)	(5,533)	(1,337)

Loss from operations	(5,437)	(2,086)	(12,168)	(5,992)
Interest, net	(159)	(244)	(1,197)	(735)
Loss on extinguishment of debt	(3,716)	—	(4,399)	—
Change in fair value of warrant liabilities	—	(58)	267	(656)
Change in fair value of Convertible Bridge Notes redemption rights derivative	—	—	480	—
Change in fair value of 2020 Convertible Notes derivative liability	(46,649)	—	(42,793)	—

Net loss	$(55,961)	$(2,388)	$(59,810)	$(7,383)

Net loss per share attributable to common stockholders—basic and diluted	$(2.48)	$(3.42)	$(3.85)	$(10.30)

Weighted-average number of shares outstanding—basic and diluted	22,573,195	1,020,088	15,580,487	1,020,088

Inotek Contact:

Claudine Prowse, PhD

Vice President, Strategy and Investor Relations Officer

cprowse@inotekpharma.com

781.552.4305

Media Contact:

Karen Sharma

MacDougall Biomedical Communications

781.235.3060